Exhibit 99.1

Contact:	Richard L. Van Kirk,
Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2015 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 10, 2015 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2015 second quarter ended December 31, 2014. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2015 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2014

Net sales for the three months ended December 31, 2014 increased $152,000, or 6%, to $2.8 million from $2.6 million for the three months ended December 31, 2013, due primarily to increases in medical device revenues. Gross profit for the three months ended December 31, 2014 increased $147,000, or 27%, to $696,000 from $549,000 for the same period in 2013. Contributing to this increase were the increase in sales volume, described above, and the decrease in our accrual for anticipated losses from the development services portion of certain contracts, which decreased by $103,000 compared to the corresponding period of the prior fiscal year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2014 increased 18% to $1.1 million from $925,000 million in the prior year’s corresponding quarter, reflecting primarily our investment in our newly launched engineering services division.

Loss from continuing operations for the quarter ended December 31, 2014 decreased by $136,000 to $202,000, compared to a loss from continuing operations of $338,000 in the corresponding quarter in 2013. Net loss for the quarter ended December 31, 2014 was $192,000, or $0.05 per share, compared to a net loss of $338,000, or $0.10 per share, for the corresponding quarter in 2013.

Six Months Ended December 31, 2014

Net sales for the six months ended December 31, 2014 increased $193,000, or 4%, to $5.4 million from $5.2 million for the six months ended December 31, 2013, due primarily to increases in medical device revenues, which were partially offset by a decrease in dental product revenues.

Gross profit for the six months ended December 31, 2014 remained stable at $1.5 million, consistent with the same period in 2013.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2014 increased 14% to $2.1 million from $1.8 million in the prior year’s corresponding period, reflecting primarily the effects of the Company’s investment in our newly launched engineering services division as well as research and development costs incurred to launch in-house battery manufacturing and increases in legal expenses associated with acquisitions and other non-routine transactions.

Loss from continuing operations for the six months ended December 31, 2014 was $383,000, compared to a loss from continuing operations of $320,000 for the corresponding period in 2013. Net loss for the six months ended December 31, 2014 was $362,000, or $0.09 per share, compared to a net loss of $126,000, or $0.04 per share, for the corresponding period in 2013.

Future Strategy

The Company has decided to cease hosting earnings conference calls in the foreseeable future. We are a small public company and our current focus is on improvement of our financial performance, which includes developing new revenue streams, improving and cultivating our valued customer relationships, and responding to new opportunities quickly. We will continue to provide timely earnings releases and other press announcements to keep you apprised of our activities and progress.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California, Michigan and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,973	$3,188
Accounts receivable, net of allowance for doubtful accounts of $26 and $29, respectively	1,115	1,776
Unbilled receivables	1,415	1,073
Other current receivables	22	31
Inventory	2,880	2,600
Prepaid expenses	211	110
Notes receivable	1,205	—
Deferred income taxes	146	115
Total current assets	8,967	8,893
Investments	1,002	1,058
Equipment and leasehold improvements, net	1,562	1,575
Intangibles	334	105
Other assets	80	77
Total assets	$11,945	$11,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$830	$744
Accrued expenses	1,352	1,090
Deferred revenue	501	232
Income taxes payable	—	53
Capital lease obligations	11	8
Total current liabilities	2,694	2,127
Deferred income taxes	146	115
Deferred rent	221	243
Capital lease obligations, net of current portion	1	7
Total non-current liabilities	368	365
Total liabilities	3,062	2,492
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,169,481 and 4,211,019 shares issued and outstanding at December 31, 2014 and June 30, 2014, respectively	18,497	18,582
Accumulated other comprehensive income	316	202
Accumulated deficit	(9,930)	(9,568)
Total shareholders’ equity	8,883	9,216
Total liabilities and shareholders’ equity	$11,945	$11,708

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Net sales	$2,792	$2,640	$5,387	$5,194
Cost of sales	2,096	2,091	3,863	3,700
Gross profit	696	549	1,524	1,494

Operating expenses:
Selling expenses	186	139	328	231
General and administrative expenses	459	422	950	878
Research and development costs	444	364	829	740
Total operating expenses	1,089	925	2,107	1,849

Operating loss	(393)	(376)	(583)	(355)
Interest expense	(2)	(2)	(3)	(4)
Interest income	4	10	5	10
Gain (loss) from disposal of equipment	1	(6)	1	(6)
Realized gain on sale of investments	59	—	59	—

Loss from continuing operations before income taxes	(331)	(374)	(521)	(355)
Income tax benefit	129	36	138	35

Loss from continuing operations	(202)	(338)	(383)	(320)
Income from discontinued operations, net of income taxes	10	—	21	194
Net loss	$(192)	$(338)	$(362)	$(126)
Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	162	148	173	204
Less: Reclassification of realized gains included in net loss	(59)	—	(59)	—
Comprehensive income (loss)	$(89)	$(190)	$(248)	$78

Basic and diluted net loss per share:
Loss from continuing operations	$(0.05)	$(0.10)	$(0.09)	$(0.10)
Income from discontinued operations	—	—	—	0.06
Net loss	$(0.05)	$(0.10)	$(0.09)	$(0.04)

Weighted average common shares outstanding:
Basic	4,170	3,343	4,190	3,344
Diluted	4,170	3,343	4,190	3,344
Common shares outstanding	4,170	3,343	4,170	3,344

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(362)	$(126)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	259	283
Gain on sale of investments	(59)	—
Gain on sale of real estate held for sale	—	(167)
Loss (gain) on retirement of equipment	(1)	6
Share-based compensation	11	31
Deferred income tax benefit	(77)	—
Allowance for doubtful accounts receivable	(3)	7
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	673	(259)
Unbilled receivables	(342)	(367)
Inventory	(275)	282
Prepaid expenses and other assets	(103)	(8)
Accounts payable, accrued expenses and deferred rent	326	(422)
Deferred revenue	269	106
Income taxes payable	(53)	(6)
Net cash provided by (used in) operating activities	263	(640)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(12)	(329)
Purchases of equipment and leasehold improvements	(209)	(19)
Acquisition of Huber Precision	(209)	—
Purchase of notes receivable	(1,205)	—
Proceeds from sale of real estate held for sale	—	900
Proceeds from sale of equipment	1	4
Proceeds from sale of investments	318	—
Increase in intangibles	(61)	(40)
Net cash provided by (used in) investing activities	(1,377)	516

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock	(94)	—
Payments made for common stock rights offering	(3)	—
Principal payments on capital lease	(4)	(2)
Net cash used in financing activities	(101)	(2)

Net decrease in cash and cash equivalents	(1,215)	(126)
Cash and cash equivalents, beginning of period	3,188	1,680
Cash and cash equivalents, end of period	$1,973	$1,554